PROSPECTUS SUPPLEMENT
(to prospectus dated March 3, 1999)

                                $1,000,000,000
                  Caterpillar Financial Services Corporation
              $500,000,000 Floating Rate Notes due August 1, 2002
                 $500,000,000 6 7/8% Notes due August 1, 2004

                               ----------------

  The interest rate for the $500,000,000 floating rate notes due 2002 will be LIBOR plus .30%, as described under "Description of Notes--Interest on Floating Rate Notes." We will pay interest on the floating rate notes quarterly on February 1, May 1, August 1 and November 1 of each year, beginning November 1, 1999. The $500,000,000 6 7/8% fixed rate notes due 2004 (referred to, collectively with the floating rate notes offered hereby, as the notes) bear interest at the rate of 6 7/8% each year. We will pay interest on the fixed rate notes semiannually on February 1 and August 1 of each year, beginning February 1, 2000. We may not redeem the notes before their maturity, unless we are required to pay additional amounts as described under "Description of Notes--Redemption for Tax Reasons."

  The notes are unsecured and rank equally with all of our other unsecured senior indebtedness. We will issue the notes only in registered form in denominations of $1,000.

  We are offering the notes for sale in the United States, Europe and Asia. We have applied to list the notes on the Luxembourg Stock Exchange.

                               ----------------

                                 Public Offering Underwriting Proceeds, Before
                                    Price(1)       Discount       Expenses
                                 --------------- ------------ ----------------
Per floating rate note due
 2002..........................       99.8608%         .225%        99.6358%
Total..........................   $499,304,000    $1,125,000    $498,179,000
Per fixed rate note due 2004...        99.621%          .35%         99.271%
Total..........................   $498,105,000    $1,750,000    $496,355,000

--------
(1) Plus accrued interest from July 30, 1999, if settlement occurs after that date

  These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

  The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Cedelbank and Euroclear on or about July 30, 1999.

                               ----------------

Merrill Lynch & Co.                                        Salomon Smith Barney

ABN AMRO               Chase Securities Inc.                           Goldman, Sachs & Co.

Barclays Capital                  Commerzbank Aktiengesellschaft
Credit Suisse First Boston   RBC Dominion Securities Corporation
SG Cowen                    Westdeutsche Landesbank Girozentrale

                               ----------------

           The date of this prospectus supplement is July 23, 1999.

                               Table of Contents

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Caterpillar Financial Services Corporation.................................  S-3
Management.................................................................  S-5
Capitalization.............................................................  S-6
Summary Financial Information..............................................  S-7
Description of Notes.......................................................  S-8
Certain United States Federal Tax Matters.................................. S-17
Underwriting............................................................... S-21
General Information........................................................ S-23
Incorporation by Reference................................................. S-24

                                   Prospectus

                                                                            Page
                                                                            ----
Caterpillar Financial Services Corporation.................................    3
Use of Proceeds............................................................    3
Ratios of Profit to Fixed Charges..........................................    3
Description of Debt Securities We May Offer................................    3
Plan of Distribution.......................................................    9
Validity of Debt Securities We May Offer...................................   10
Experts....................................................................   10
Where You Can Find More Information........................................   10

     You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of their delivery or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since that date.

     This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to Caterpillar Financial Services Corporation. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts the omission of which would make any statement herein or in the accompanying prospectus misleading in any material respect.

     Unless the context otherwise indicates, the terms "Caterpillar Financial," "we," "us" or "our" mean Caterpillar Financial Services Corporation and its wholly owned subsidiaries, and the term "Caterpillar" means Caterpillar Inc. and its consolidated subsidiaries.

     References herein to "U.S.$," "$" and "dollars" are to the currency of the United States.

                   CATERPILLAR FINANCIAL SERVICES CORPORATION

     We are a wholly owned finance subsidiary of Caterpillar. Caterpillar, together with its consolidated subsidiary companies, operates in three principal business segments: (a) Machinery--design, manufacture and marketing of earthmoving, construction, mining and agricultural machinery, (b) Engines-- design, manufacture and marketing of engines and (c) Financial Products-- providing through Caterpillar Financial financing alternatives for Caterpillar and non-competitive related equipment sold through Caterpillar dealers, extending loans to Caterpillar customers and dealers and providing various forms of insurance for Caterpillar dealers and customers.

     Caterpillar Financial provides retail financing alternatives to customers and dealers around the world for Caterpillar and non-competitive related equipment, provides wholesale financing to Caterpillar dealers and purchases short-term dealer receivables from Caterpillar. We emphasize prompt and responsive service and offer various financing plans to meet customer requirements, increase Caterpillar sales and generate financing income.

     Retail financial plans include:

 . Tax leases which are classified as either operating or finance leases for financial accounting purposes, depending on the characteristics of the lease. For tax purposes, we are considered the owner of the equipment (15%*).

 . Finance (non-tax) leases where the lessee is considered the owner of the equipment during the term of the contract and that either require or allow the customer to purchase the equipment for a fixed price at the end of the term (23%*).

 . Installment sale contracts which are equipment loans that enable customers to purchase equipment with a down payment or trade-in and structure payments over time (20%*).

 . Working capital loans that allow customers and dealers to use their Caterpillar equipment as collateral to obtain financing for other business needs (21%*).

 . Governmental lease-purchase plans in the U.S. that offer low interest rates and flexible terms to qualified non-federal government agencies (2%*).

     Wholesale financial plans (19%*) include:

 . Inventory/rental programs which provide assistance to dealers by financing their inventory, rental fleets and rental facilities.

 . Short-term dealer receivables we purchase from Caterpillar at a discount.

     The retail financing business is highly competitive, with financing for users of Caterpillar equipment available through a variety of sources, principally commercial banks and finance and leasing companies. We are largely dependent upon Caterpillar dealers' ability to sell equipment and customers' willingness to enter into financing or leasing agreements with us. We also are affected by the availability of funds from our financing sources and general economic conditions such as inflation and market rates.

     We provide financing only when acceptable criteria are met. Credit decisions are based on, among other things, the customer's credit history, financial strength and intended use of equipment. We typically maintain a security interest in retail financed equipment and require physical damage insurance coverage on all financed equipment.

     Our competitive position is improved by marketing programs, subsidized by Caterpillar and/or Caterpillar dealers, which allow us to offer below market interest rates.
--------
* Indicates the percentage of the total portfolio at December 31, 1998.

Under these programs, Caterpillar, or the dealer, pays us an amount at the outset of the transaction which we then recognize as income over the term of the financing.

     We also have agreements with Caterpillar which are significant to our operation. These agreements provide for financial support and funding, employee benefits and corporate services, among other things.

     We were incorporated under the laws of the State of Delaware, U.S.A., in 1981 and are the successor to a company formed in 1954. Our principal executive office is located at 3322 West End Avenue, Nashville, Tennessee, 37203-0983, U.S.A.; our telephone number is (615) 386-5800. Our registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, U.S.A.

                                   MANAGEMENT

Directors

     Our directors and their principal occupations as of the date hereof are set forth in the following table.

Name                            Principal Occupation
----                            --------------------
                                President of Caterpillar Financial and Vice President of
James S. Beard                  Caterpillar
James R. English                Executive Vice President of Caterpillar Financial
James W. Owens                  Group President of Caterpillar

Officers

     In addition to the directors named above, the following persons, all of whom are full-time employees of Caterpillar Financial, hold the offices indicated in the following table as of the date hereof.

Name                            Office
----                            ------
Kent M. Adams                   Vice President of Caterpillar Financial
Jay P. Gillan                   Vice President of Caterpillar Financial
Nancy L. Snowden                Vice President of Caterpillar Financial and President of
                                 Caterpillar Power Ventures Corporation
Kevin E. Colgan                 Vice President of Caterpillar Financial
Edward J. Scott                 Treasurer
Paul J. Gaeto                   Secretary

     The business address of our directors and officers is 3322 West End Avenue, Nashville, Tennessee 37203-0983, U.S.A.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of Caterpillar Financial as of June 30, 1999. There have been no material changes in the consolidated capitalization of Caterpillar Financial since that date.

                                                              June 30, 1999
                                                           -------------------
                                                               (unaudited)
                                                           (U.S.$ in millions)
Liabilities
Payable to Caterpillar Inc. - Borrowings..................       $   207
Short-term borrowings.....................................         3,277
Current maturities of long-term debt......................         2,654
Accounts payable and other liabilities....................           291
Long-term debt............................................         4,781
                                                                 -------
Total Liabilities.........................................        11,210

Stockholder's Equity
Common stock - $1 par value (authorized: 2,000 shares;
 issued and outstanding: one share).......................           695
Retained earnings ........................................           620
Accumulated other comprehensive income....................           (41)
                                                                 -------
Total Stockholder's Equity................................         1,274
                                                                 -------
Total Liabilities and Stockholder's Equity................       $12,484
                                                                 =======

                         SUMMARY FINANCIAL INFORMATION

     The following summary of audited consolidated financial information of Caterpillar Financial for the years ended December 31, 1998, 1997 and 1996, with the exception of the ratios of profit to fixed charges, was derived from, and is qualified in its entirety by reference to, the financial statements and other information and data contained in our annual report on Form 10-K for the year ended December 31, 1998, and should be read in conjunction with those financial statements and other information and data. The following summary of unaudited consolidated financial information of Caterpillar Financial for the six-month periods ended June 30, 1999 and 1998, with the exception of the ratios of profit to fixed charges, was derived from, and is qualified in its entirety by reference to, the financial statements and other information and data contained in our quarterly report on Form 10-Q for the quarter ended
June 30, 1999, and should be read in conjunction with those financial statements and other information and data. See "Incorporation by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus. In our opinion, those unaudited financial statements reflect all adjustments, including normal and recurring accruals, necessary to fairly present the results for the periods presented. For more information on the ratios of profit to fixed charges, including the method of calculating those ratios, see "Ratios of Profit to Fixed Charges" in the accompanying prospectus.

                                            Dollar amounts in millions
                                    -------------------------------------------
                                      Six Months
                                         Ended
                                       June 30,       Year Ended December 31,
                                    --------------- ---------------------------
                                     1999    1998     1998      1997     1996
                                    ------- ------- --------- -------- --------
                                      (unaudited)
Revenues:
Wholesale finance income..........  $    80 $    55 $   147.0 $   49.5 $   47.4
Retail finance income.............      335     292     609.7    499.3    427.2
Rental income.....................      120      99     213.9    179.9    156.9
Other income......................       42      32      75.1     62.8     46.5
                                    ------- ------- --------- -------- --------
Total Revenues....................      577     478   1,045.7    791.5    678.0
                                    ------- ------- --------- -------- --------
Expenses:
Interest..........................      271     231     501.8    366.7    315.4
Depreciation......................       93      78     168.4    139.3    121.0
General, operating and
 administrative...................       71      57     125.2     96.8     82.8
Provision for credit losses.......       37      33      70.1     39.2     41.3
Other expense.....................        1       1       1.6      1.8      1.7
                                    ------- ------- --------- -------- --------
Total Expenses....................      473     400     867.1    643.8    562.2
                                    ------- ------- --------- -------- --------
Profit before income taxes........      104      78     178.6    147.7    115.8
Provision for income taxes........       38      29      67.0     53.5     40.2
                                    ------- ------- --------- -------- --------
Net Profit........................  $    66 $    49 $   111.6 $   94.2 $   75.6
                                    ======= ======= ========= ======== ========
Ratio of profit to fixed charges..     1.38    1.33      1.35     1.39     1.36
Total assets (end of period)......  $12,484 $10,336 $11,134.8 $7,426.8 $6,364.2
Long-term debt (end of period)....  $ 7,435 $ 5,804 $ 6,236.8 $3,362.1 $2,603.5
Total stockholder's equity (end of
 period)..........................  $ 1,274 $ 1,005 $ 1,200.6 $  811.1 $  695.3

                              DESCRIPTION OF NOTES

General

     The following description of the terms of the notes supplements, and to the extent it is inconsistent replaces, the description of the general terms and provisions of debt securities set forth in the accompanying prospectus. The notes are part of the debt securities we registered with the SEC in March 1999 to be issued on terms to be determined at the time of sale. The floating rate notes and the fixed rate notes are each to be issued as a separate series of senior debt securities under the indenture, dated as of April 15, 1985, as supplemented, between us and U.S. Bank Trust National Association (formerly First Trust of New York, National Association), which is more fully described in the accompanying prospectus.

     The floating rate notes have an aggregate principal amount of $500,000,000 and mature on August 1, 2002. The fixed rate notes have an aggregate principal amount of $500,000,000 and mature on August 1, 2004.

     The notes:

 . will be issued in U.S. dollars in denominations of $1,000 and integral multiples of $1,000.

 . will be issued pursuant to the indenture, and the floating rate notes and the fixed rate notes each will represent a new and separate series under the indenture.

 . are not redeemable by us before maturity, except in the event of certain changes relating to United States taxation. See "--Redemption for Tax Reasons."

 . are not subject to any sinking fund.

 . will be represented by one or more global certificates in fully registered form. Except in limited circumstances, the notes will not be issued in definitive form. If the notes are issued in definitive form, they will be issued in registered form, and payments of principal and interest will be made according to alternative arrangements.

 . represent unsecured and unsubordinated debt.

 . will be repaid at par at maturity.

 . will rank on a parity with each other and with our other unsecured and unsubordinated debt.

     If definitive notes are issued, the holders will be able to receive payments and effect transfers at the offices of Banque Generale du Luxembourg or its successor as paying agent in Luxembourg with respect to the notes.

     We have appointed Banque Generale du Luxembourg as paying agent and transfer agent in Luxembourg with respect to the notes in definitive form, and as long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a paying and transfer agent in Luxembourg and any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg. See "--Notices."

Interest on Floating Rate Notes

     Interest Payment Dates. Interest on the floating rate notes:

 . is payable quarterly on February 1, May 1, August 1 and November 1 (each, a floating rate interest payment date) of each year, payable to the persons in whose names the notes are registered at the close of business on January 17, April 16, July 17 and October 17, as the case may be, prior to the floating rate interest payment date. If a floating rate interest payment date is not a business day, such floating rate interest payment date shall be postponed to the next succeeding business day.

 . that is payable on each floating rate interest payment date or maturity, as the case may be, will include interest accrued from and including July 30, 1999 or from and including the most recent floating rate interest payment date to which interest has been paid or duly provided for to but excluding the next floating rate interest payment date or maturity, as the case may be.

 . will be calculated on the basis of the actual number of days in the applicable floating rate interest period divided by 360. The floating rate interest period means the period beginning on and including July 30, 1999 to but excluding the first floating rate interest payment date and each successive period from and including a floating rate interest payment date to but excluding the next floating rate interest payment date.

     Interest payments on the floating rate notes begin on November 1, 1999 and interest will begin to accrue from July 30, 1999.

     Interest reset date means the first day of any floating rate interest period.

     The spread for each floating rate interest period will be .30%.

     Interest Rate. The per annum rate of interest for each floating rate interest period will be (i) LIBOR on the second London business day preceding the interest reset date for such floating rate interest period (referred to as the interest determination date) plus (ii) the spread. We will determine LIBOR for each floating rate interest period in accordance with the following provisions:

 . On each interest determination date, we will ascertain the offered rate for three-month deposits in U.S. dollars in the London interbank market, which appears on the Telerate Page 3750 as of 11:00 a.m. (London time) on such interest determination date.

 . If such rate does not appear on the Telerate Page 3750, or the Telerate
  Page 3750 is unavailable, we will request four major banks in the London interbank market (referred to as the reference banks) to provide us with their offered quotation (expressed as a rate per annum) for three-month deposits in U.S. dollars to leading banks in the London interbank market, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time, at approximately 11:00 a.m. (London time) on the interest determination date. If at least two such quotations are provided, LIBOR in respect of that interest determination date will be the arithmetic mean of such quotations.

 . If less than two of the reference banks provide us with such offered quotations, LIBOR in respect of that interest determination date will be the arithmetic mean of the rates quoted by three major banks in The City of New York selected by us at approximately 11:00 a.m., New York City time, on that interest determination date for three-month loans in U.S. dollars to leading European banks, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time; provided, however, that if the banks we so selected are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such interest determination date.

     London business day means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

     Telerate Page 3750 means the display designated as page "3750" on Bridge Telerate, Inc. (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

Interest on Fixed Rate Notes

     The fixed rate notes will bear interest at 6 7/8% per annum.

     Interest on the fixed rate notes:

 . is payable semi-annually on February 1 and August 1 of each year, payable to the persons in whose names the notes are registered at the close of business on January 15 and July 15, as the case may be, prior to the payment date.

 . will be calculated on the basis of a 360-day year of twelve 30-day months.

     Interest payments on the fixed rate notes begin on February 1, 2000 and interest will begin to accrue from July 30, 1999. If maturity is not a business day, then the principal amount of the fixed rate notes plus accrued and unpaid interest will be paid on the next succeeding business day and no interest will accrue for the maturity or any day thereafter.

Depositary

     Upon issuance, all floating rate notes will be represented by one or more fully registered global notes and all fixed rate notes will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company (otherwise known as DTC), as Depositary, and registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for notes in definitive form, no global note may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

     Investors may elect to hold interests in the global notes through either the Depositary (in the United States) or Cedelbank and Morgan Guaranty Trust Company of New York, Brussels Office, as operator of the Euroclear System ("Euroclear"), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Cedelbank and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Cedelbank's and Euroclear's names on the books of their respective depositaries, which in turn will hold those interests in customers' securities accounts in the depositaries' names on the books of the Depositary. Citibank, N.A. will act as depositary for Cedelbank and The Chase Manhattan Bank will act as depositary for Euroclear (in such capacities, the "U.S. Depositaries").

     So long as the Depositary, or its nominee, is a registered owner of a global note, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, the beneficial owners of the notes represented by a global note will not be entitled to have the notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the indenture.

     Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of the Depositary and, if that person is not a participant of the Depositary, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, in the event that we request any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under the indenture, the Depositary would authorize the participants holding the relevant beneficial interests to give or take that action, and such participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by the Depositary to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     The global notes will be exchangeable for notes in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000, if:

 . the depositary for such global notes notifies us that it is unwilling or unable to continue as depositary for such global notes or if at any time such depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended,

 . we in our discretion at any time determine not to have all of the notes of such series represented by one or more global notes and notify the trustee of such determination, or

 . an event of default, as described in the accompanying prospectus, has occurred and is continuing with respect to the notes of such series.

     The definitive notes will be registered in such name or names as the Depositary instructs the trustee. We expect that those instructions may be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in the global notes.

     DTC. The following is based on information furnished by DTC:

     DTC will act as securities depositary for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. (DTC's partnership nominee). One or more fully registered global notes will be issued for the aggregate principal amount of each of the floating rate notes and the fixed rate notes, respectively, and will be deposited with DTC.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     Purchases of notes under DTC's system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except as provided above.

     To facilitate subsequent transfers, all notes deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of notes with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal, additional amounts, if any, and/or interest payments on the notes will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the trustee or Caterpillar Financial, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, additional amounts, if any, and/or interest to DTC is the responsibility of Caterpillar Financial or the trustee, disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

     DTC has advised us that management of DTC is aware that some computer applications, systems, and the like for processing data ("Systems") that are dependent upon calendar dates, including dates before, on, and after January 1, 2000, may encounter "Year 2000 problems." DTC has informed direct and indirect participants and other members of the financial community (the "Industry") that it has developed and is implementing a program so that its Systems, as the same relate to the timely payment of distributions (including principal and interest payments) to securityholders, book-entry deliveries, and settlement of trades within DTC ("Depositary Services"), continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. Additionally, DTC's plan includes a testing phase, which is expected to be completed within appropriate time frames.

     However, DTC's ability to perform properly its services is also dependent upon other parties, including, but not limited to, issuers and their agents, as well as DTC's direct and indirect participants, third party vendors from whom DTC licenses software and hardware, and third party vendors on whom DTC relies for information or the provision of services, including telecommunication and electrical utility service providers, among others. DTC has informed the Industry that it is contacting (and will continue to contact) third party vendors from whom DTC acquires services to: (i) impress upon them the importance of such services being Year 2000 compliant; and (ii) determine the extent of their efforts for Year 2000 remediation (and, as appropriate, testing) of their services. In addition, DTC is in the process of developing such contingency plans as it deems appropriate.

     According to DTC, the information in the preceding two paragraphs with respect to DTC has been provided to the Industry for informational purposes only and is not intended to serve as a representation, warranty, or contract modification of any kind.

     DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to Caterpillar Financial or the trustee. Under such circumstances, note certificates are required to be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, note certificates will be printed and delivered.

     Cedelbank. Cedelbank advises that it is incorporated under the laws of Luxembourg as a professional depositary. Cedelbank holds securities for its participating organizations ("Cedel Participants") and facilitates the clearance and settlement of securities transactions between Cedel Participants through electronic book-entry changes in accounts of Cedel Participants, thereby eliminating the need for physical movement of certificates. Cedelbank provides to Cedel Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedelbank interfaces with domestic markets in several countries. As a professional depositary, Cedelbank is subject to regulation by the Luxembourg Monetary Institute. Cedel Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Cedelbank is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel Participant either directly or indirectly.

     Distributions with respect to the notes held beneficially through Cedelbank will be credited to cash accounts of Cedel Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Cedelbank.

     Euroclear. Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     The Euroclear Operator is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York State Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

     Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary's rules and will be settled in same-day funds. Secondary market trading between Cedel Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Cedelbank and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Cedel or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Cedel Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

     Because of time-zone differences, credits of notes received in Cedelbank or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Euroclear or Cedel Participants on such business day. Cash received in Cedelbank or Euroclear as a result of sales of notes by or through a Cedel Participant or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Cedelbank or Euroclear cash account only as of the business day following settlement in the Depositary.

     Although the Depositary, Cedelbank and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of the Depositary, Cedelbank and Euroclear, they are under no obligation to perform or continue to perform those procedures and those procedures may be discontinued at any time.

Notices

     Notices to holders of the notes will be sent by mail to the registered holders and will be published, whether the notes are in global or definitive form, and so long as the notes are listed on the Luxembourg Stock Exchange, in a daily newspaper of general circulation in Luxembourg. It is expected that publication will be made in Luxembourg in the "Luxemburger Wort." Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the date of the first such publication. So long as the notes are listed on the Luxembourg Stock Exchange, any change in the Luxembourg paying agent and transfer agent will be published in Luxembourg in the manner set forth above.

Further Issues

     We may from time to time, without notice to or the consent of the registered holders of the notes, create and issue further notes ranking on a parity with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the notes or except for the first payment of interest following the issue date of the notes) and so that such further notes may be consolidated and form a single series with either the floating rate notes or the fixed rate notes and have the same terms as to status, redemption or otherwise as either of those notes.

Payment of Additional Amounts

     We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes, such additional amounts as are necessary in order that the net payment by us or a paying agent of the principal of and interest on the notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or a political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

     (1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the holder, or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

    (a) being or having been present or engaged in a trade or business in the United States or having had a permanent establishment in the United States;

    (b) having a current or former relationship with the United States, including a relationship as a citizen or resident thereof;

    (c) being or having been a foreign or domestic personal holding company, a passive foreign investment company or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax;

    (d) being or having been a "10-percent shareholder" of Caterpillar Financial as defined in section 871(h)(3) of the United States Internal Revenue Code or any successor provision; or

    (e) being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

     (2) to any holder that is not the sole beneficial owner of the note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary, a beneficial owner or member of the partnership would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

     (3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of such note, if compliance is required by statute, by regulation of the United States Treasury Department or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

     (4) to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by us or a paying agent from the payment;

     (5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

     (6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

     (7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent; or

     (8) in the case of any combination of items (1), (2), (3), (4), (5), (6) and (7).

     The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable thereto. Except as specifically provided under this heading "--Payment of Additional Amounts" and under the heading "--Redemption for Tax Reasons," we shall not be required to make any payment to a holder of a note with respect to any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

     "United States" means the United States of America (including the States and the District of Columbia) and its territories, its possessions and other areas subject to its jurisdiction, "United States person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), any estate the income of which is subject to United States federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, will also be United States persons. "Non-United States person" means a person who is not a United States person.

Redemption for Tax Reasons

     If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described herein under the heading "--Payment of Additional Amounts" with respect to either the floating rate notes or the fixed rate notes, then we may, at our option, redeem, as a whole, but not in part, the floating rate notes or the fixed rate notes, as applicable, on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

                   CERTAIN UNITED STATES FEDERAL TAX MATTERS

In General

     In the opinion of Orrick, Herrington & Sutcliffe LLP, counsel to Caterpillar Financial, the following summary correctly describes certain United States federal income tax consequences of the ownership of notes as of the date of this prospectus supplement. This summary is based on the Internal Revenue Code of 1986 as well as final, temporary and proposed Treasury regulations and administrative and judicial decisions. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, which could affect the accuracy of the statements set forth in this prospectus supplement. This summary is addressed only to original purchasers of the notes, deals only with notes held as capital assets and does not purport to address all United States federal income tax matters that may be relevant to investors in special tax situations. PERSONS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS, TO THEIR PARTICULAR SITUATIONS.

Taxation of Non-United States Persons

     Under United States federal income tax law now in effect and subject to the discussion below concerning backup withholding:

     (1) Payments of principal and interest on a note that is beneficially owned by a non-United States person will not be subject to United States federal withholding tax; provided, that in the case of interest, (a):

   . the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of Caterpillar Financial stock entitled to vote,

   . the beneficial owner is not a controlled foreign corporation that is related to Caterpillar Financial through stock ownership, and either

    . the beneficial owner of the note certifies to the person otherwise required to withhold United States federal income tax from such interest on an appropriate statement (currently IRS Form W-8), under penalties of perjury, that it is not a United States person and provides its name and address, or

    . a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note certifies to the person otherwise required to withhold United States federal income tax from such interest, under penalties of perjury, that such statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy thereof;

    (b) the beneficial owner is entitled to the benefits of an income tax treaty under which the interest is exempt from United States federal withholding tax and the beneficial owner of the note appropriately provides an IRS Form 1001 to the person otherwise required to withhold United States federal income tax from such interest; or

    (c) the beneficial owner conducts a trade or business in the United States to which the interest is effectively connected and the beneficial owner of the note appropriately provides an IRS Form 4224 to the person otherwise required to withhold United States federal income tax from such interest.

     (2) A non-United States person will not be subject to United States federal income tax on any gain realized on the sale, exchange or retirement of a note unless the gain is effectively connected with the beneficial owner's trade or business in the United States or, in the case of an individual, the holder is present in the United States for 183 days or more in the taxable year in which the sale, exchange or retirement occurs and certain other conditions are met.

     (3) A note owned by an individual who at the time of death is not a citizen or resident of the United States will not be subject to United States federal estate tax as a result of such individual's death if the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of Caterpillar Financial stock entitled to vote and the income on the note would not have been effectively connected with a United States trade or business of the individual.

     Recently finalized Treasury regulations that are generally effective with respect to payments made after December 31, 2000 make certain modifications to the certification procedures and types of forms to be used by non-United States persons in claiming an exemption from withholding tax. Prospective investors should consult their own tax advisors regarding their qualification for exemption from withholding tax and the procedure for obtaining such an exemption.

     Interest on a note that is effectively connected with the conduct of a trade or business in the United States by a holder of a note who is a non-United States person, although exempt from United States withholding tax (if the appropriate certification has been provided), will generally be subject to United States income tax on such interest in the same manner as if the holder were a United States person. In addition, if such non-United States holder is a foreign corporation, it may be subject to a branch profits tax equal to 30 percent of its effectively connected earnings and profits for the taxable year, subject to adjustments.

     Backup withholding and information reporting will not apply to payments of principal and interest made to a beneficial holder of a note who is a non-United States person by Caterpillar Financial or any paying agent thereof with respect to which the non-United States person has provided the required certification under penalties of perjury of its non-United States status or has otherwise established an exemption.

     In addition, payments on the sale, exchange or other disposition of a note effected outside the United States to or through a foreign office of a broker will not be subject to backup withholding. However, if such broker is a "US middleman" (as defined below), information reporting will be required unless the beneficial owner has provided certain required information or documentation to the broker to establish its non-United States status or otherwise establishes an exemption. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the holder certifies under penalties of perjury to its non-United States status or otherwise establishes an exemption.

     Non-United States persons should consult their own tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available. Any amounts withheld from a payment to a non-United States person under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the Internal Revenue Service ("IRS").

     US middleman means (i) a United States person, (ii) a controlled foreign corporation for United States tax purposes or (iii) a foreign person 50% or more of whose gross income is derived from its conduct of a United States trade or business for a specified three-year period (and, in addition, for payments made after December 31, 2000, (iv) a foreign partnership engaged in a United States trade or business or in which United States persons hold more than 50% of the income or capital interests and (v) certain United States branches of foreign banks or insurance companies).

     Interest on a note that is beneficially owned by a non-United States person will be reported annually on IRS Form 1042S, which must be filed with the IRS and furnished to such beneficial owner.

Taxation of United States Persons

Payments of Interest. Interest on a note will generally be taxable to a United States person as ordinary interest income at the time it is accrued or is received, in accordance with such United States person's method of accounting for tax purposes.

Sale, Exchange or Retirement of the Notes. Upon the sale, exchange or retirement of a note, a United States person will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement, and such United States person's adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest on the note. Amounts attributable to accrued interest are treated as interest as described under "--Payments of Interest" above. A United States person's adjusted tax basis in a note generally will equal the cost of the note to such United States person.

     In general, gain or loss realized on the sale, exchange or retirement of a note will be capital gain or loss. Such gain or loss will be long-term capital gain or loss if at the time of such sale, exchange or retirement, the note has been held for more than 12 months. Under current law, the excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary gain or loss is also relevant for other purposes, including, among other things, limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting. A 31 percent "backup" withholding tax and certain information reporting requirements may apply to payments of principal and interest made to, and the proceeds of disposition of a note by, certain United States persons. Backup withholding will apply only if (i) the United States person fails to furnish its Taxpayer Identification Number ("TIN") to the payor, (ii) the IRS notifies the payor that the United States person has furnished an incorrect TIN, (iii) the IRS notifies the payor that the United States person has failed to report properly payments of interest and dividends or (iv) under certain circumstances, the United States person fails to certify, under penalty of perjury, that it has both furnished a correct TIN and not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and financial institutions. Holders of the notes that are United States persons should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

     The amount of any backup withholding from a payment to a holder of a note will be allowed as a credit against such holder's federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

     The underwriters named below have each severally agreed, subject to the terms and conditions of the underwriting agreement, dated July 23, 1999, and the terms agreement, dated as of July 23, 1999, to purchase from Caterpillar Financial the principal amount of notes set forth opposite their respective names. The underwriters for the notes are committed to purchase all of the notes, if any of the notes are purchased.

                                        Principal Amount of Principal Amount of
Underwriters                            Floating Rate Notes  Fixed Rate Notes
------------                            ------------------- -------------------
Merrill Lynch, Pierce, Fenner & Smith
     Incorporated.....................     $ 212,500,000       $ 212,500,000
Salomon Smith Barney Inc..............       212,500,000         212,500,000
ABN AMRO Bank N.V. ...................        15,000,000          15,000,000
Chase Securities Inc..................        15,000,000          15,000,000
Goldman, Sachs & Co...................        15,000,000          15,000,000
Barclays Bank PLC ....................         5,000,000           5,000,000
Commerzbank Aktiengesellschaft .......         5,000,000           5,000,000
Credit Suisse First Boston Corporation
 .....................................         5,000,000           5,000,000
RBC Dominion Securities Corporation ..         5,000,000           5,000,000
SG Cowen Securities Corporation ......         5,000,000           5,000,000
Westdeutsche Landesbank Girozentrale
 .....................................         5,000,000           5,000,000
                                           -------------       -------------
       Total..........................     $ 500,000,000       $ 500,000,000
                                           =============       =============

     The underwriters have advised us that they propose initially to offer all or part of the notes directly to the public at the respective offering prices set forth on the cover page of this prospectus supplement and to certain dealers at such prices less a concession not in excess of .15% of the principal amount of the floating rate notes and .2% of the principal amount of the fixed rate notes. After the initial public offering, the public offering prices and such concessions may be changed.

     Certain of the underwriters and their affiliates engage in transactions with, and perform services for, Caterpillar Financial in the ordinary course of business and have engaged, and may in the future engage, in commercial banking and investment banking transactions with Caterpillar Financial.

     The underwriters are permitted to engage in certain transactions that stabilize the respective prices of the notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the respective market prices of the notes.

     If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are set forth on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the market price of the security to be higher than it might be in the absence of such purchases. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the respective market prices of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

The distribution of this prospectus supplement and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     Each of the underwriters has represented and agreed that it has not and will not offer, sell or deliver any of the notes directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on Caterpillar Financial except as set forth in the underwriting agreement.

     In particular, each underwriter has represented and agreed that:

 . it has not offered or sold and will not offer or sell any notes to persons in the United Kingdom prior to the expiry of the period of six months from the issue date of the notes except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

 . it has only issued or passed on and will only issue or pass on in the United
  Kingdom any document received by it in connection with the issue of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) or is a person to whom such document may otherwise lawfully be issued or passed on;

 . it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to any notes in, from or otherwise involving the United Kingdom;

 . it will not offer or sell any notes directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person except under circumstances which will result in compliance with all applicable laws, regulations and guidelines promulgated by the relevant governmental and regulatory authorities in effect at the relevant time. For purposes of this paragraph, "Japanese person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan;

 . it is aware of the fact that no German selling prospectus (Verkaufsprospekt) has been or will be published in respect of the sale of the notes and that it will comply with the Securities Selling Prospectus Act (the "SSP Act") of the Federal Republic of Germany (Werpapier-Verkaufsprospektgesetz). In particular, each underwriter has undertaken not to engage in a public offering (offentliche Anbieten) in the Federal Republic of Germany with respect to any notes otherwise than in accordance with the SSP Act and any other act replacing or supplementing the SSP Act and all other applicable laws and regulations; and

 . the notes are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any notes to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes.

     Although application has been made to list the notes on the Luxembourg Stock Exchange, the notes are new issues of securities with no established trading market. No assurance can be given as to the liquidity of, or the trading markets for, the notes. Purchasers of the notes may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth on the cover page hereof. We have been advised by the underwriters that they intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice.

     It is expected that delivery of the notes will be made against payment therefor on or about July 30, 1999, which is the fifth business day following the date of this prospectus supplement (such settlement cycle being herein referred to as "T+5"). Purchasers of notes should note that the ability to settle secondary market trades of the notes effected on the date of pricing and the succeeding business days may be affected by the T+5 settlement.

                              GENERAL INFORMATION

Listing

     Application has been made to list the notes on the Luxembourg Stock Exchange. In connection with the listing application, our Certificate of Incorporation and By-Laws and a legal notice relating to the issuance of the notes have been deposited prior to listing with "Greffier en Chef du Tribunal d'Arrondissement de et a Luxembourg," where copies thereof may be obtained upon request. Banque Generale du Luxembourg will act as intermediary between the Luxembourg Stock Exchange and Caterpillar Financial and the holders of the notes so long as the notes are in global form.

     The consolidated financial statements contained in our 1998 Form 10-K have been audited by PricewaterhouseCoopers LLP. We do not prepare non-consolidated financial statements.

Authorization

     The notes will be issued pursuant to authority granted by our Board of Directors on February 26 and July 12, 1999, as such authority may be supplemented from time to time.

Material Change

     There has been no material adverse change in the financial position or operations of Caterpillar Financial on a consolidated basis since June 30, 1999, except as disclosed herein or in the documents incorporated by reference.

Litigation

     We are not involved in any legal or arbitration proceedings, nor, to our knowledge, are any legal or arbitration proceedings pending or threatened involving us which may have or have had during the 12 months prior to the date of this prospectus supplement a material effect on our financial position.

Governing Law

     The notes, the indenture, the terms agreement and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

Identification Numbers

     The notes have been accepted for clearance through Euroclear and Cedelbank (For the floating rate notes - Common Code: 9956042; ISIN: US14911RAB50; CUSIP:
14911RAB5; and for the fixed rate notes - Common Code: 9956069; ISIN:
US14911RAC34; CUSIP: 14911RAC3).

                           INCORPORATION BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and later information that we file with the SEC will automatically update or supersede this information. We incorporate by reference our:

  . Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

  . Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

  . Quarterly Report on Form 10-Q for the quarter ended June 30, 1999;

  . Current Report on Form 8-K filed on March 25, 1999;

and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the securities covered by this prospectus supplement and the accompanying prospectus have been sold.

     So long as any of the notes are outstanding, you may request a copy of these filings, this prospectus supplement, the accompanying prospectus, the indenture and any other documents described under "General Information-- Listing" above, at no cost, at the office of:

   Banque Generale du Luxembourg
   50 Avenue J.F. Kennedy
   L-2951, Luxembourg.

                   PRINCIPAL OFFICE OF CATERPILLAR FINANCIAL

                              3322 West End Avenue
                        Nashville, Tennessee 37203-0983

                             TRUSTEE AND REGISTRAR

                      U.S. Bank Trust National Association
                          100 Wall Street, Suite 1600
                            New York, New York 10005

                     LUXEMBOURG PAYING AGENT/TRANSFER AGENT

                         Banque Generale du Luxembourg
                             50 Avenue J.F. Kennedy
                                     L-2951
                                   Luxembourg

                                 LISTING AGENT

                         Banque Generale du Luxembourg
                             50 Avenue J.F. Kennedy
                                     L-2951
                                   Luxembourg

           LEGAL ADVISORS TO                  LEGAL ADVISORS TO
         CATERPILLAR FINANCIAL                THE UNDERWRITERS
        As to United States Law:             As to United States Law:

   Orrick, Herrington & Sutcliffe LLP          Sullivan & Cromwell
   Old Federal Reserve Bank Building            125 Broad Street
           400 Sansome Street              New York, New York 10004
    San Francisco, California 94111

                       AUDITORS TO CATERPILLAR FINANCIAL

                           PricewaterhouseCoopers LLP
                               4400 Harding Road
                           Nashville, Tennessee 37205

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                                 $1,000,000,000

                   Caterpillar Financial Services Corporation

              $500,000,000 Floating Rate Notes due August 1, 2002
                  $500,000,000 6 7/8% Notes due August 1, 2004

                           ------------------------

                             PROSPECTUS SUPPLEMENT

                           ------------------------


                              Merrill Lynch & Co.

                              Salomon Smith Barney


                                 July 23, 1999

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